As filed with the Securities and Exchange Commission on June 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-1178822
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

3344 N. Torrey Pines Ct., Suite 200

La Jolla, California 92037

(858) 875-8600

(Address, including zip code, of Registrant’s principal executive offices)

OREXIGEN THERAPEUTICS, INC. 2007 EQUITY INCENTIVE AWARD PLAN

(Full Title of the Plan)

Michael A. Narachi

President and Chief Executive Officer

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, California 92037

(858) 875-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq. Cheston J. Larson, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400	Heather D. Turner, Esq. Senior Vice President, General Counsel and Secretary Orexigen Therapeutics, Inc. 3344 N. Torrey Pines Ct., Suite 200 La Jolla, California 92037 (858) 875-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Amount of Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value	15,000,000	$1.56	$23,400,000	$2,716.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”), that become issuable under the 2007 Equity Incentive Award Plan of Orexigen Therapeutics, Inc., as amended (the “Award Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.
(2)	Represents 15,000,000 additional shares of Common Stock available for issuance under the Award Plan, which number consists of (a) 10,000,000 shares of Common Stock available for future issuance under the Award Plan pursuant to an amendment to the Award Plan approved by the stockholders of Orexigen Therapeutics, Inc. on June 2, 2011, and (b) up to an additional 5,000,000 shares of common stock that may become issuable under the Award Plan pursuant to its terms.
(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Global Market on June 17, 2011.

REGISTRATION OF ADDITIONAL SECURITIES

Orexigen Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 15,000,000 additional shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, as amended (the “Award Plan”).

27,500,000 shares of Common Stock available for issuance under the Award Plan were previously registered on the Registration Statements on Form S-8 (File Nos. 333-142405 and 333-165442) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2007 and March 12, 2010, respectively (the “Existing Registration Statements”).

In accordance with General Instruction E to Form S-8, the contents of the Existing Registration Statements are hereby incorporated by reference.

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2010, which was filed on March 11, 2011;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2011, which was filed on May 9, 2011;

•	our current reports on Form 8-K filed on January 20, 2011, February 1, 2011, February 10, 2011, February 17, 2011, March 7, 2011, and June 3, 2011; and

•	the description of our Common Stock contained in our registration statement on Form 8-A, filed on April 18, 2007, including any amendments or reports filed for the purpose of updating the description.

These documents may also be accessed on our website at www.orexigen.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing or telephoning us at the following address:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, California 92037

Attention: Corporate Secretary

(858) 875-8600

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Item 8.	Exhibits.

The following is a list of the exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Document
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant

3.3(1)	Amended and Restated Bylaws of the Registrant

4.1(1)	Form of Common Stock Certificate

5.1	Opinion of Latham & Watkins LLP

10.1	2007 Equity Incentive Plan of Orexigen Therapeutics, Inc., as amended and form of stock option agreement thereunder

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages hereto)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 19, 2006, as amended (File No. 333-139496).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 22, 2011.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael A. Narachi
Michael A. Narachi
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Narachi, Joseph P. Hagan and Heather D. Turner, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Narachi Michael A. Narachi	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2011

/s/ Joseph P. Hagan Joseph P. Hagan	Chief Business Officer (Principal Financial and Accounting Officer)	June 22, 2011

/s/ Eckard Weber, M.D. Eckard Weber, M.D.	Chairman of the Board of Directors	June 22, 2011

/s/ Louis C. Bock Louis C. Bock	Director	June 22, 2011

/s/ Wendy L. Dixon, Ph.D. Wendy L. Dixon, Ph.D.	Director	June 22, 2011

/s/ Brian H. Dovey Brian H. Dovey	Director	June 22, 2011

/s/ Peter K. Honig, M.D. Peter K. Honig, M.D.	Director	June 22, 2011

/s/ Joseph S. Lacob Joseph S. Lacob	Director	June 22, 2011

/s/ Patrick Mahaffy Patrick Mahaffy	Director	June 22, 2011

/s/ Michael F. Powell, Ph.D. Michael F. Powell, Ph.D.	Director	June 22, 2011

/s/ Daniel K. Turner III Daniel K. Turner III	Director	June 22, 2011

EXHIBIT INDEX

Exhibit Number	Document
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant

3.3(1)	Amended and Restated Bylaws of the Registrant

4.1(1)	Form of Common Stock Certificate

5.1	Opinion of Latham & Watkins LLP

10.1	2007 Equity Incentive Plan of Orexigen Therapeutics, Inc., as amended and form of stock option agreement thereunder

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages hereto)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 19, 2006, as amended (File No. 333-139496).